Exhibit 99.1

FIRST BUSEY CORPORATION
100 WEST UNIVERSITY
CHAMPAIGN, IL 61820
WWW.BUSEY.COM

November 3, 2009

First Busey Corporation Closes $39.3 Million Private Placement

CHAMPAIGN, IL — First Busey Corporation (“Busey” or the “Company”) (NASDAQ: BUSE) announced today the October 29 closing of its previously announced issuance of 393 shares of convertible preferred stock for aggregate gross proceeds of $39.3 million.  All of the members of the Company’s Board of Directors, several of its executive officers and certain other accredited investors participated in the private placement.  The $39.3 million raised in the private placement is in addition to the $82.8 million of aggregate gross proceeds raised by the Company through the issuance of 20.7 million shares of its common stock in an underwritten public offering, which closed on September 30, 2009.  The Company has raised $122.1 million of new capital, before underwriting commissions and offering expenses, through the successful closings of the public offering and the separate private placement.

Upon approval by the Company’s stockholders to amend the Company’s restated articles of incorporation to increase the number of authorized shares of common stock from 60,000,000 shares to 100,000,000 shares and to issue shares of common stock upon the conversion of the shares of preferred stock issued in the private placement, each share of preferred stock will automatically convert into shares of common stock at $4.00 per share, which is the same price at which the shares were issued in the public offering.

The Company has contributed a portion of the net proceeds from the public offering and the separate private placement to the capital of its banking subsidiary, Busey Bank.  The remaining net proceeds will be used for general corporate purposes.

Through the public offering and the separate private placement, the Company has received aggregate gross proceeds from “qualified equity offerings” that exceed the $100.0 million aggregate liquidation preference of the Series T Preferred Stock issued to United States Department of the Treasury (“U.S. Treasury”) under its Capital Purchase Program.  The Company has notified the U.S. Treasury that the number of shares of Busey common stock underlying the warrant held by the U.S. Treasury has been reduced to 573,833 shares, or one-half of the original 1,147,666 shares of common stock underlying the warrant when it was issued in March, 2009.

The shares of preferred stock and the shares of common stock issuable upon their conversion have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and were offered only to accredited investors in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  Unless so registered, shares of preferred stock and common stock may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Corporate Profile

First Busey Corporation is a $4.0 billion financial holding company, headquartered in Champaign, Illinois.  Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary has thirty-four banking centers serving downstate Illinois, a banking center in Indianapolis, Indiana, and eight banking centers serving southwest Florida. Busey Bank had total assets of $3.9 billion as of September 30, 2009.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of September 30, 2009, Busey Wealth Management had approximately $3.3 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 32 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 4,700 agent locations in 40 states. Busey provides electronic delivery of financial services through our website, www.busey.com.

Forward Looking Statements: This press release includes forward looking statements that are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include but are not limited to comments with respect to the objectives and strategies, financial condition, results of operations and business of the Company.  These forward looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, and the risk that predictions and other forward looking statements will not be achieved. The Company cautions you not to place undue reliance on these forward looking statements as a number of important factors could cause actual future results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward looking statements.

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Contact:

Barbara Harrington, CFO

217.365.4516 or barb.harrington@busey.com